Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-222071, No. 333-223551, and No. 333-229137) pertaining to Amended and Restated Share Incentive Plan of Sea Limited of our reports dated March 1, 2019, with respect to the consolidated financial statements of Sea Limited and the effectiveness of internal control over financial reporting of Sea Limited included in this Annual Report (Form 20-F) of Sea Limited for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Singapore

March 1, 2019